Exhibit 99.1

QCR Holdings, Inc.
Certification of the Principal Executive Officer
Pursuant to Section 111(b) of EESA
Fiscal Year Ended December 31, 2011

I, Douglas M. Hultquist, the President and Chief Executive Officer of QCR Holdings, Inc. (“QCR”), certify, based on my knowledge, that:

QCR was subject to the executive compensation requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“section 111 of EESA”), during the period beginning January 1, 2011 and ending September 15, 2011 (the “applicable period”), the latter date being the date QCR repurchased all of its Fixed Rate Cumulative Preferred Stock, Series D, from the United States Department of the Treasury.

(i)           The compensation committee of QCR has discussed, reviewed, and evaluated with senior risk officers at least every six months during the applicable period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to QCR;

(ii)          The compensation committee of QCR has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of QCR and has identified any features of the employee compensation plans that pose risks to QCR and has limited those features to ensure that QCR is not unnecessarily exposed to risks;

(iii)         The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of QCR to enhance the compensation of an employee, and has limited such features;

(iv)         The compensation committee of QCR will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)          The compensation committee of QCR will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of QCR; (B) Employee compensation plans that unnecessarily expose QCR to risks; and (C) Employee compensation plans that would encourage the manipulation of reported earnings of QCR to enhance the compensation of an employee;

(vi)         QCR has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)        QCR has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

(viii)       QCR has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix)          QCR and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)           QCR will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi)          QCR will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)         QCR will disclose whether QCR, the board of directors of QCR, or the compensation committee of QCR has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)        QCR has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv)        QCR has substantially complied with all other requirements related to employee compensation that are provided in the agreement between QCR and Treasury, including any amendments;

(xv)         [Reserved]; and

(xvi)        I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

By:	/s/ Douglas M. Hultquist
Douglas M. Hultquist
President and Chief Executive Officer
QCR Holdings, Inc.

Dated:	March 8, 2012

2